Exhibit 10.18

First Surgical Woodlands, L.P.

Management Agreement Addendum

THEMANAGEMENT AGREEMENT ADDENDUM (the “Agreement”) is executed and delivered this 1st day of February 2012 by First Surgical Partners, L.L.C (the “General Partner”) and First Surgical Woodlands, L.P. (the “Company”).

WHEREAS, the Company owns a multispecialty ambulatory surgical center in Shenandoah, TX. (the “Center”); and

WHEREAS, the General Partner is the general partner of the Company; and

WHEREAS, the Company desires to retain the services of the General Partner to assist the Company in managing, and conducting the day-to-day business and services of the Center, and the General Partner desires to provide such services, upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1           Certain Defined Terms – As used in this Agreement, the following terms shall have the following meaning unless otherwise provided.

“Management Period” – The Term of this Agreement which is the period commencing on the date this agreement is executed and ending as set forth hereafter in Section 2.

“Company” – First Surgical Woodlands, L.P.

“Center” – The multi-specialty ambulatory surgery center located at 111 Vision Park Blvd., Shenandoah, TX 77384.

“Physician Investors” – Those Physicians that are limited partners in the Company.

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2.	GENERAL

2.1	APPOINTMENT

The Company hereby appoints the General Partner, and the General Partner hereby accepts such appointment, to act as the exclusive manager of the Center during the Management Period pursuant to the provisions hereof and to carry out and implement the desires and directions of the Company with respect to thereto. While it is the intent of this Agreement to vest in the managing partner the authority for all ordinary “day-to-day” management decisions (the “Day-to-Day” Decisions), and not withstanding anything to the contrary elsewhere in this Agreement, the Company reserves the right to make final policy decisions that the Company feels will impact the overall performance of the Center or the financial value of the Center. The Company and General partner agree that they will act in good faith regarding management of the Center and the Company will endeavor to assist the General Partner’s management, as needed, with effective and efficient management of the Center.

During the Management Period, the General Partner shall devote appropriate time, attention, efforts, abilities and energy to the business of the Center for profit, benefit and advantage of the Company. The General Partner agrees to perform its duties hereunder faithfully and loyally and to the best of his abilities, and shall use commercially reasonable efforts to promote the business of the Center, preserve the business and organization of the Center, keep available to the Center the services of it’s employees, to preserve the business relations of the Center with suppliers, distributors, patients and others and to otherwise perform the Day-to-Day Decisions. The General Partner agrees that he will not knowingly commit any act that might be reasonable be expected to injure the business of the Center or members of the Company.

2.2	Appointment as Attorney-in-Fact

The Company appoints the General Partner its attorney-in-fact with full power on its behalf and in its name, or in the name of the Center, (a) to enter into contracts relating to the operation of the Center, (b) to procure licenses, permits, and other approvals relating to the operation of the Center, and (c) to take any and all other actions necessary, appropriate or useful to the General Partner in connection with the services provided pursuant to this Agreement.

2.3	Authority and Control

The General Partner acknowledges that ultimate control of the business and operations of the Center shall remain with Company, and that Company, by entering into this Agreement, is not relinquishing any of the powers, duties and responsibilities vested in it by law.

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2.4	Patient Referrals

It is not a purpose expressed or implied of this Agreement to induce or encourage the referral of patients or the payment directly or indirectly of any remuneration to Company in violation of applicable laws, rules or regulations. The parties agree that the Management Fee set forth herein was arrived at through arms-length negotiations and reflects to their knowledge the fair market value of General Partner’s services hereunder.

2.5	No Sharing of Professional Fees

Payment of the fees specified herein is not intended to be and shall not be interpreted or construed as permitting General Partner to share in Company’s or Physician Investor’s fees for medical services or any other services, but is market value of the services provided by General Manager pursuant to this Agreement.

2.6	Term

This Agreement shall continue in force and effect for an initial period from February 1, 2005 for five (5) years, and shall automatically renew for one additional (2) year period on the 5th anniversary, and annually thereafter, automatically renew for a (1) year period each anniversary date, unless otherwise terminated in writing by either party pursuant to the terms hereof, or until termination by mutual consent of both the General Partner and the Company as hereinafter set forth.

2.7	Termination

Notwithstanding anything to the contrary in the provisions of the foregoing Section 2.6, early termination of this agreement may occur only pursuant to the following provisions.

2.7.1	Automatic Termination

This Agreement shall automatically terminate if either party shall file or have filed against it a petition in bankruptcy or any petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or relief under the present or any future federal bankruptcy act or any similar present or future applicable federal, state or other statue or law, or seeking or consenting to acquiescing in the appointment of any trustee, receiver, or liquidation of all or any substantial part of its properties and such filing remains unresolved or is not dismissed within ninety (90) days.

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2.7.2	Termination by Regulatory Change

If there shall be a change in laws, regulations or general instructions, the adoption of new legislation, or a change in any third party reimbursement system, any of which materially affects the manner in which either party may perform or be compensated for its services under this Agreement, the parties shall immediately propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given, and if the Company and the General Partner are unable within thirty (30) days thereafter to agree upon a new service arrangement or basis for compensation, either party may terminate this Agreement by providing the other party with written notice at least thirty (30) days prior to the specified termination date.

2.7.3	Termination for Cause

This Agreement may be terminated immediately by either party if either the General Partner, the Company or the Physician Investors do any of the following: (a) commit a material breach of fiduciary duty, fraud, misappropriation or embezzlement involving the Company’s property or assets; (b) commit an intentional wrongful act which materially impairs the goodwill or business of the Company or causes material damage to the Company’s property, goodwill or business; (c) commits a criminal act; or (d) acts with gross negligence. With respect to the Physician Investors, any criminal acts or gross negligence referenced in (c) and (d) above, must materially impair the goodwill or business of the Company or cause damage to the Company or cause damage to the Company’s property assets.

2.7.4	Effects of Termination

Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee and all reasonable direct expenses relating to services provided prior to the termination of this Agreement, and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term, including, without limitation, indemnity and confidentiality provision, which provisions shall survive the expiration or termination of this Agreement. In addition, upon termination or expiration of this Agreement, each party shall immediately deliver, or cause its employees or agents to deliver, in good condition, all property in its possession which belongs to the other party, ordinary wear and tear and damage by any cause beyond the reasonable control of either party excepted.

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3.	ORGANIZATIONAL AND DEVELOPMENTAL SERVICES

3.1	General Services

The General Partner shall render all services, direction advice, supervision and assistance necessary to assure the Center adequately performs its ordinary and usual Day-to-Day Services (“Day-to-Day Services”). These Day-to-Day Services include, but are not limited to, acting as general agent on behalf of the Company during the Center’s development and organization, and those services specifically enumerated in this Section 3.

It is specifically agreed that purposes of this Agreement and the General Partner duties and activities hereunder, to the extent that the General Partner, in the performance of his duties hereunder, needs to provide to the Company or the Center any goods, property, equipment or services of third parties then the same shall be provided on an arm’s length basis at fair market value thereof.

3.2	Bankers, Vendors and Third Party Financing

The General Partner shall deal directly with bankers, vendors, and other third parties on behalf of the Company as necessary, to arrange any financing or refinancing for the Center, but may not commit to any financing in excess of $10,000.00 without the Physician Investors’ consent. Furthermore, the General Partner shall act as the procurement agent in obtaining any and all appropriate non-leased equipment and supplies for the Center.

3.3	Permits and Licenses

The General Partner shall apply and maintain in full force and affect all necessary licenses and permits required in connection with the operation of the Center. All such licenses and permits shall be issued in the name of the Company. The Company shall pay for the actual fees or expenses of any permits and licenses.

3.4	Other Services

The General Partner may retain legal counsel and other professional services on behalf of the Company as reasonably necessary for the proper organization and management of the Company. Any expenses of such third parties related to such services shall be paid by the Company.

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4.	MANAGEMENT SERVICES

4.1	General

Throughout the Management period, the General Partner shall, in accordance with Section 3.1 hereof, render all services associated with the day-to-day operation of the Center, including, but not limited to, the services described in this Section 4.

4.2	Management Fee

The Company shall pay General Partner for the services rendered under Sections 3 and 4 hereof, a monthly fee equal to a five (5%) percent of the “net monthly collected revenues”, from the Centers’ cash collections, with said monthly fee to be paid on the 15th day of each month following the month earned. For purposes of this Section 4.2, “net monthly collected revenues” shall be defined as gross revenue minus all patient allowances, discounts, fixed fee write downs and bad debts, actually collected and deposited. Such fee shall not be payable until the Center is actually in operation.

4.3	Proration

In the event this Agreement is executed on a day other than the first day of the calendar month or the center begins operations other than on the first day of a calendar month, the monthly management fee payable hereunder shall be prorated for such month.

4.4	Reimbursement of Expenses

The Company shall reimburse the General Partner on a monthly basis for all reasonable, direct, out-of-pocket expenses incurred in connection with the services provided pursuant to this Agreement. The General Partner shall prepare an itemization of such expenses on a monthly basis to be submitted to the Company by the fifteenth (15th) day of the subsequent month. The Company shall reimburse the General Partner for such properly documented expenses within ten (10) days after receipt of such itemization.

4.5	Staff

The General Partner, within the parameters of an guidelines established by the Company, shall hire, train, promote, discharge, set the salary and benefit levels, and supervise the work of the staff and all other employees of the Center, all in the name of and on behalf of the Company. All of such employees, including the Director of Nursing (“DON”) shall be employees of the Company and shall be on the Company’s payroll, and the General Partner shall not be liable to such employees for their wages, compensation or fringe benefits, as these employees are direct employees of the Company, and as employees of the Company, the Company is to be responsible for all Company employee salaries, benefits, insurance, payroll taxes, ect.

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4.6	Compliance with Laws and Representation

The General Partner shall strive to ensure compliance in all material respect with applicable statutes, ordinances, laws, rules, regulations, orders, and determinations affecting or issued in connection with the operation of the Center and make arrangements for any compliance required thereby. Any fees or expenses owed to third parties as a result of such compliance activities shall be paid by the Company. In addition, the General Partner shall, solely in connection with the management of the Center, employ attorneys and other professional consultants to the extent reasonably necessary in the General Partner’s judgment to protect the interest of the Company, the partners, and the employees of the Company in matters relating to and including, without limitation, EEOC claims, unemployment compensation claims, collection of past due accounts, determination of property taxes and procurement of insurance. The reasonable expense of said legal and other professional service shall be paid for by the Company. Furthermore, unless otherwise directed by the managers, the General Partner, at the Company’s expense shall protest or litigate to final decision in any appropriate court or forum any violations, order, rule or regulation adversely affecting the Center.

4.7	Marketing

Commencing with the execution of this Agreement and continuing through the Management Period, the General Partner shall supervise the design of and implement a marketing program including preparation of marketing materials such as brochures, media advertising materials, direct mail and press releases. The Company will be consulted during the development of this program. The marketing efforts of the General Partner shall include active solicitation of third party managed care contracts, such as PPO’s and HMO’s.

4.8	Accounting

The General Partner shall coordinate all accounting functions through a licensed CPA. The CPA will engage to review the financial records on a quarterly basis. The CPA’s reports shall be provided to the Physician Investors when completed.

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4.9	Insurance

The General Partner shall acquire and maintain for the Company, at the Company’s expense and in the Company’s name, insurance of such kinds, including general, liability, property and other necessary insurance coverage, as the Company will require and are usually maintained by entities with businesses similar to the Center in such amounts as reasonably deemed sufficient by the Company; provided, however, that all physicians on the Center’s medical staff shall be required by the Center’s Medical Staff Bylaws to obtain and maintain at all times their own malpractice insurance. The Company and the General Partner agree that such insurance shall be maintained with companies and through brokers offering the necessary coverage at the lowest cost.

4.10	Bank Accounts and Flow of Funding

This Agreement contemplates that the flow of funds received and disbursed in connection with the operation of the Center shall be conducted through and controlled by a system of accounts established by agreement of the Company and the General Partner. The Company shall, if necessary, establish such bank or other deposit accounts as the Company and the General Partner shall mutually agree are necessary for the efficient operation of the Center and control of the flow of funds received and disbursed in connection with such operation, in the Company’s name at a bank or other financial institution mutually agreed upon by the Company and the General Partner. Any disbursement over $20,000 shall require two (2) signatures, one signature from an authorized Company designee and one from the General Partner.

4.11	Vendor’s Contracts

The General Partner shall enter into contracts covering the ordinary day-to-day business of the Center, as reasonably necessary, and maintain existing contracts assuring that these contracts are in the name of, and at the expense of the Company. These contracts shall include but not be limited to all electricity, gas, water, telephone, cleaning services, air-conditioning maintainace, and other necessary utilities or services, and purchase of materials and supplies in the name of, for the account of, the Company which are appropriate for the operation of the Center.

4.12	Repairs and Maintenance

The General Partner shall arrange for the making or installing at the Company’s expense and in the name of the Company, at competitive costs, such alterations, repairs, decorations and/or replacements of any non-leased equipment, deemed reasonable and necessary by the General Partner and the Company.

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4.13	Billing and Collecting

General partner shall be responsible, on behalf of the Company and as its agent, for billing and collecting payments for all Center related services, services rendered by the Center to its patients (including collections from Medicare, Medicaid, insurance companies, HMOs, PPOs, and other third-party payors), with all such billing and collecting to be done in the name of the Center. General Partner shall maintain complete and accurate records of all fees, chages and billings of all services contemplated hereby. A schedule of fees for all of the Center’s charges shall be proposed by the General Partner with the approval of the Company. The General Partner shall comply with all applicable laws and regulations; and all applicable rules and regulations of insurance companies and other third-party payors in discharging its duties to bill and collect payments hereunder.

4.14	Information Systems

The General Partner shall supervise and manage the use of all software and/or hardware for the management information system utilized in the operations of the Center, provide modifications, enhancements and upgrades and provide new hardware and/or software to the extent reasonably necessary or appropriate and as approved by the Company.

4.15	License of the Center’s and the Company’s Name and Logo

The Company hereby grants to the General Partner the nonexclusive right, license, and privilege to use the Center’s and Company’s name and logo alone or with the corporate name of the General Partner during the Term and subject to the terms and conditions of this Agreement. The General Partner may include its name and the name of the Company and/or the Center on any letterhead, professional announcements, private placements, public offerings, and the like relating to the Center.

4.16	No Practice of Medicine by Manager

The General Partner shall have and exercise absolutely no control or supervision over the provision of medical services or the practice of medicine for patients at the Center.

5.	OWNERSHIP AND INSPECTION OF RECORDS

5.1	Patient Records

At all times during and after the Term of this Agreement, all patient medical records shall be and remain the sole property of the Company. To the extent permitted by law, the General Partner shall be permitted to retain copies of such records, at its expense upon termination of this Agreement. The parties acknowledge that the Center is a “covered entity” as that term is defined by the Privacy and Security regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). As such, the General Partner agrees to comply with the terms of the Business Associate Addendum attached hereto as Addendum A and incorporated herein by reference.

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5.2	Manager Business Records

At all times during and after the Term of this Agreement, all business records and information, including all books of account and general administrative records and all information generated under or contained in the management information system relating to the business activities of the General Partner shall be and remain the sole property of the General Partner.

5.3	Inspections

The Company shall, during and after the term of this agreement, make available to the General Partner for inspection by its authorized representatives, during regular business hours, at the principal place of business of the Company, any Center records determined by the General Partner to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative claim or action relating to said records.

6.	MISCELLANEOUS

6.1	Notices

All notices, requests, demands or other communications pursuant to this Agreement or contemplated hereby shall be in writing and shall be deemed to have been given when personally delivered or if mailed, by registered or certified US Mail, postage prepaid, return receipt requested three (3) days after such mailing to the parties at the addresses set forth below. Any party may change the address to which such notices are giving by giving notice in the manner provided herein.

Notice to the Company shall be addressed as follows:

Dr. David Tomaszek

111 Vision Park Blvd.

Shenandoah, TX 77384

Notice to the General Partner shall be addressed as follows:

Tony Rotondo

411 First Street

Bellaire, TX 77401

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6.2	Entire Agreement

This agreement represents the entire agreement between the parties hereto and all prior understandings and agreements are hereby merged into this Agreement. This Agreement may not be modified except by an instrument in witting signed by the parties hereto.

6.3	Binding Effect

This Agreement shall insure to the benefit of and are binding upon the parties hereto and their respected heirs, representatives, successors and permitted assigns.

6.4	Severability

If any of the provisions of this Agreement shall be constructed to be illegal or invalid, such construction shall nor affect the legality or validity of any of the other provisions hereof and the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom to the same extent as if never herein but all other provisions hereof shall remain in full force and effect.

6.5	Captions

The captions of various provisions of this Agreement are inserted for conveniece only, and are in no way to be construed as part of this Agreement or as limitation of the scope of the particular provisions to which they refer.

6.6	Assignability

This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

6.7	Attorney’s Fees

The prevailing party in any action arising under this Agreement may recover reasonable attorney’s fees and costs from the non-prevailing party.

6.8	Compliance with Laws

The intent of the parties is to conduct their relationship in full compliance with all applicable laws including, but not limited to, the Anti-Kickback Statute, the Stark Laws and any applicable fraud and abuse provisions. Not withstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner which violates any laws.

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6.9	Access to Books and Records of Subcontractor

Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, the General Partner will make available those contracts, books, documents, and records necessary to verify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to four (4) years after the rendering of such services. If the General Partner carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, the General Partner agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v)(1)(i) of the Social Security Act) and the regulations promulgated thereunder. No attorney-client, accountant-client or other legal privilege will be deemed to have been waived by the General Partner or the Company by virtue of this Agreement.

(Remainder of Page Intentionally Left Blank – Signature Page Follows)

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Exhibit 10.18

In WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first written above.

First Surgical Partners, L.L.C.

By:	/s/Tony Rotondo
Name: Tony Rotondo
Title: General Partner

First Surgical Woodlands, L.P.

By:	/s/David Tomaszek, MD
Name: David Tomaszek M.D.
Title: Medical Director

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